Exhibit 10.3

TAX RECEIVABLE AGREEMENT

among

CIBUS, INC. (f/k/a Calyxt, Inc.)

and

THE PERSONS NAMED HEREIN

Dated as of May 31, 2023

-i-

Section 7.12	Confidentiality	28
Section 7.13	Change in Law	29
Section 7.14	Independent Nature of TRA Parties’ Rights and Obligations	29
Section 7.15	TRA Party Representative	30

-ii-

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of May 31, 2023, is hereby entered into by and among Cibus, Inc. (f/k/a Calyxt, Inc.), a Delaware corporation (the “Corporate Taxpayer”), the TRA Party Representative and each of the other persons from time to time party hereto (the “TRA Parties”). Capitalized terms used but not defined herein have their respective meanings set forth in the Merger Agreement.

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold Units in Cibus Global, LLC, a Delaware limited liability company (“OpCo”), which is classified as a partnership for United States federal income tax purposes, or held Blocker Stock immediately prior to the Blocker Mergers;

WHEREAS, the Corporate Taxpayer, OpCo, Calypso Merger Subsidiary, LLC, a Delaware limited liability company (“Opco Merger Sub”), the Blockers and the other parties thereto entered into that certain Agreement and Plan of Merger, dated January 13, 2023 (as further amended or modified in whole or in part from time to time in accordance with such agreement, the “Merger Agreement”), pursuant to which, among other things, (a) the Blockers will each be merged with and into the Corporate Taxpayer (such mergers, the “Blocker Mergers”), and (b) following the Blocker Mergers, at the Closing, Opco Merger Sub will merge with and into OpCo, with OpCo surviving (such merger, the “Company Merger”);

WHEREAS, immediately prior to the consummation of the Blocker Mergers, each Blocker was taxable as a corporation for United States federal income tax purposes;

WHEREAS, as of immediately following the Company Merger, the Corporate Taxpayer is the sole managing member of OpCo and holds Units that were (a) received in connection with the Blocker Mergers and Company Merger, (b) received in exchange for the Corporate Taxpayer’s contribution to OpCo in a transaction described under Section 721 of the Code, or (c) otherwise received pursuant to the transactions contemplated by the Merger Agreement;

WHEREAS, as a result of the Blocker Mergers, the Corporate Taxpayer will be entitled to utilize Blocker NOLs;

WHEREAS, after the Closing Date, any Units held by the TRA Parties, together with Class B common stock of the Corporate Taxpayer, may be exchanged for Class A common stock of the Corporate Taxpayer (the “Class A Shares”) constituting the Stock Exchange Payment or, alternatively, at the election of the Corporate Taxpayer, the Cash Exchange Payment (a “Future Exchange”), pursuant to the provisions of the LLC Agreement and the Exchange Agreement, dated as of May 31, 2023, among the Corporate Taxpayer, OpCo, and the holders of Units from time to time party thereto, as amended from time to time (the “Exchange Agreement”), and in either case contributed to OpCo by the Corporate Taxpayer, provided that, at the election of the Corporate Taxpayer in its sole discretion and in accordance with the Exchange Agreement, the Corporate Taxpayer may effect a direct exchange of such cash or Class A Shares for such Units (a “Direct Exchange,” which shall also constitute a Future Exchange);

WHEREAS, OpCo and each of its direct and indirect Subsidiaries that is treated as a partnership for United States federal income tax purposes (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) will have in effect (and with respect to any Subsidiary that is not wholly-owned, OpCo shall use commercially reasonable efforts to cause such Subsidiary to have in effect) an election under Section 754 of the Code for the Taxable Year (a “Section 754 Election”) that includes the Closing Date and each subsequent Taxable Year in which an Future Exchange occurs, in each case, to the extent eligible to do so;

WHEREAS, as a result of the Blocker Mergers, Future Exchanges, and Section 754 Elections, the income, gain, deduction, loss, expense and other tax items of the Corporate Taxpayer may be affected by (i) the Exchange Basis Adjustments, (ii) Blocker NOLs; and (iii) any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this Agreement (collectively, the “Tax Attributes”);

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Taxes of the Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Acquired Units” means the Units acquired by the Corporate Taxpayer in the Blocker Mergers or an Future Exchange.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for Taxes, which shall not be less than zero, of (i) the Corporate Taxpayer and (ii) without duplication, OpCo and its Subsidiaries, but only with respect to Taxes imposed on OpCo and its Subsidiaries and allocable to the Corporate Taxpayer or to the other members of the consolidated group of which the Corporate Taxpayer is the parent, provided, that, if applicable, such amounts shall be determined in accordance with a Determination (including interest imposed in respect thereof under applicable law); provided, further, that the actual liability for Taxes described in clauses (i) and (ii) shall be calculated using the Assumed Rate, solely for purposes of calculating the U.S. state and local Actual Tax Liability of the Corporate Taxpayer.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise, including any private equity fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this Agreement, no TRA Party shall be considered to be an Affiliate of the Corporate Taxpayer or OpCo.

“Agreed Rate” means a per annum rate equal to SOFR plus 100 basis points.

“Assumed Rate” means, with respect to any Taxable Year, the tax rate equal to the sum of the product of (x) OpCo’s tax apportionment percentage(s) for each U.S. state and local jurisdiction in which OpCo or the Corporate Taxpayer files Tax Returns for the relevant Taxable Year and (y) the highest corporate tax rate(s) for each such U.S. state and local jurisdiction in which OpCo or the Corporate Taxpayer files Tax Returns for each relevant Taxable Year.

“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer or its Subsidiaries or, without duplication, OpCo or its Subsidiaries, that is attributable to a TRA Party and shall be determined by reference to the Tax Attributes, under the following principles:

(i) any Exchange Basis Adjustments shall be determined separately with respect to each TRA Party and are Attributable to a TRA Party in an amount equal to the total Exchange Basis Adjustments relating to the Units that are exchanged by such TRA Party as part of a Future Exchange;

(ii) any Blocker NOLs shall be determined separately with respect to each TRA Party and are Attributable to each TRA Party in an amount equal to the Blocker NOLs relating to the Blocker Stock acquired (via the Blocker Mergers) from such TRA Party (pro-rata based on the number of shares owned by such TRA Party in such Blocker); and

(ii) any deduction to the Corporate Taxpayer or its Subsidiaries, as applicable, with respect to a Taxable Year in respect of any payment (including amounts attributable to Imputed Interest) made under this Agreement is Attributable to the Person that is required to include the Imputed Interest or other payment in income (without regard to whether such Person is actually subject to Taxes thereon).

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Owned” and “Beneficial Ownership” shall have correlative meanings.

“Blocker” means any New Ventures I Holdings, LLC, a Delaware limited liability company (“Blocker 1”); BCGF CB Holdings LLC, a Delaware limited liability company (“Blocker 2”); BCGFCP CB Holdings LLC, a Delaware limited liability company (“Blocker 3”); BCGFK CB Holdings LLC, a Delaware limited liability company (“Blocker 4”); FSBCGF CB Holdings LLC, a Delaware limited liability company (“Blocker 5”); PYLBCG CB Holdings LLC, a Delaware limited liability company (“Blocker 6”); FSGRWCO CB Holdings LLC, a Delaware limited liability company (“Blocker 7”); GROWTHCO CB Holdings LLC, a Delaware limited liability company (“Blocker 8”); GRTHCOCP CB Holdings LLC, a Delaware limited liability company (“Blocker 9”); and GRWTHCOK CB Holdings LLC, a Delaware limited liability company (“Blocker 10”; and, collectively with Blocker 1, Blocker 2, Blocker 3, Blocker 4, Blocker 5, Blocker 6, Blocker 7, Blocker 8 and Blocker 9, the “Blockers”).

“Blocker NOLs” means any U.S. federal, state, or local net operating losses, capital losses, disallowed interest expense carryforwards under Section 163(j) of the Code (and any comparable provision of state or local tax law), and credit carryforwards of the Blockers relating to taxable periods (or portions thereof) ending on or prior to the Closing Date that the Corporate Taxpayer is entitled to utilize as a result of the Blocker Mergers. Notwithstanding the foregoing, the term “Blocker NOLs” shall not include any tax attribute of a Blocker that is used to offset Taxes attributable to such Blocker, if such offset Taxes are attributable to taxable periods ending on or prior to the date of the Blocker Mergers.

“Blocker Shareholder” means, a Person who, prior to a Blocker Merger, holds Blocker Stock, and as a result of such Blocker Merger, holds stock of the Corporate Taxpayer.

“Blocker Stock” means, with respect to any Blocker, the membership interests or stock of such Blocker, as applicable, outstanding immediately prior to the Blocker Mergers.

“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, San Francisco, California or Wilmington, Delaware are authorized or required by Law to close.

“Cash Exchange Payment” has the meaning set forth in the Exchange Agreement.

“Class A Shares 5-Day VWAP” means, on any date, the arithmetic average of the VWAP for each of the five (5) consecutive Trading Days ending on such date, or if such date is not a Trading Day, the immediately preceding Trading Day.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding any Excluded Party) is or becomes the Beneficial Owner, directly or indirectly, of securities of Corporate Taxpayer representing more than 50% of the combined voting power of Corporate Taxpayer’s then outstanding voting securities (assuming the full exercise for cash and settlement in shares of all outstanding warrants, if any, issued by Corporate Taxpayer or OpCo or any OpCo PIUs issued by OpCo at such time irrespective of any conditions or limitations thereon), other than in connection with any merger or consolidation that does not constitute a Change of Control under clause (ii) below; or

(ii) there is consummated a merger or consolidation of Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the Beneficial Owners of voting securities of Corporate Taxpayer immediately prior to such merger or consolidation (assuming that all outstanding options, warrants, rights and other convertible or exchangeable securities issued by Corporate Taxpayer or OpCo (whether or not then currently exercisable) have been exercised and the holders thereof are holders of voting securities of Corporate Taxpayer) do not represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or the ultimate parent entity thereof (calculated on a fully-diluted basis using the treasury stock method); or

(iii) the shareholders of Corporate Taxpayer approve a plan of complete liquidation or dissolution of Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Corporate Taxpayer of all or substantially all of the assets of Corporate Taxpayer, taken as a whole, other than such sale or other disposition by Corporate Taxpayer of all or substantially all of the assets of Corporate Taxpayer, taken as a whole, to an entity of which at least 50% of the combined voting power of the voting securities of such entity (calculated on a fully diluted basis using the treasury stock method) are Beneficially Owned by the Beneficial Owners of voting securities of Corporate Taxpayer immediately prior to such merger or consolidation (assuming that all outstanding options, warrants, rights and other convertible or exchangeable securities issued by Corporate Taxpayer or OpCo (whether or not then currently exercisable) have been exercised and the holders thereof are holders of voting securities of Corporate Taxpayer).

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Closing Date” means the date of the consummation of the transactions contemplated by the Merger Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer Return” means the United States federal and/or state and/or local and/or foreign Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination; provided that the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate equal to SOFR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, foreign or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Taxes.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Rate” means a per annum rate equal to SOFR plus 400 basis points.

“Exchange Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 732, 734(b) and/or 1012 of the Code (in situations where, as a result of one or more Future Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for United States federal income tax purposes) or under Sections 734(b), 743(b), 754 and/or 755 of the Code (in situations where, following a Future Exchange, OpCo remains in existence as an entity treated as a partnership for United States federal income tax purposes) and, in each case, comparable sections of United States state and local tax laws, as a result of a Future Exchange and the payments made pursuant to this Agreement in respect of such Future Exchange. The amount of any Exchange Basis Adjustment shall be determined using the Market Value with respect to such Future Exchange, except, for the avoidance of doubt, as otherwise required by a Determination. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in an Exchange Basis Adjustment to the extent such payments are treated as Imputed Interest, and the amount of any Exchange Basis Adjustment resulting from a Future Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

“Exchange Date” means the date of any Future Exchange.

“Excluded Holders” mean the initial TRA Party Representative and his immediate family members, together with their respective Affiliates.

“Excluded Party” means a Person or group of Persons relevant to an event described in clause (i) of the definition of “Change of Control” in which the Excluded Holders (x) directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power in such Person or held by such group or (y) participate, through a plan or arrangement between the Excluded Holders and such Person or group of Persons, as “roll-over” equity investors in respect of which such Excluded Holders directly or indirectly receive or retain Beneficial Ownership of rights or securities representing more than 10% of the economic interests in OpCo (or its successor) following such event.

“Future Exchange” is defined in the Recitals of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, OpCo and its Subsidiaries, but only with respect to Taxes imposed on OpCo and its Subsidiaries and allocable to the Corporate Taxpayer or to the other members of the consolidated group of which the Corporate Taxpayer is the parent, in each case determined using the same methods, elections, conventions and similar practices used in computing the Actual Tax Liability, but, in each case, (a) calculating depreciation, amortization or similar deductions and income, gain or loss using the Non-Stepped Up Tax Basis as reflected on the Basis Schedule including amendments thereto for the Taxable Year, (b) without taking into account any Blocker NOLs, and (c) excluding any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this Agreement for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined: (i) without taking into account the carryover or carryback of any tax item (or portions thereof) that is attributable to a Tax Attribute, as applicable, and (ii) using the Assumed Rate solely for purposes of calculating the U.S. state and local Hypothetical Tax Liability of the Corporate Taxpayer.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state or local tax law with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement.

“IRS” means the United States Internal Revenue Service.

“LLC Agreement” means, with respect to OpCo, the Third Amended and Restated Limited Liability Company Agreement of OpCo, dated on or about the date hereof, as amended from time to time.

“Market Value” shall mean on any date, (a) if the Class A Shares trade on a national securities exchange or automated or electronic quotation system, the Class A Shares 5-Day VWAP or (b) if the Class A Shares are not then traded on a national securities exchange or automated or electronic quotation system, as applicable, the “Appraiser FMV” (as defined in the Exchange Agreement) on such date of one (1) Class A Share that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Non-Stepped Up Tax Basis” means with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Exchange Basis Adjustments had been made.

“OpCo PIU” means Units of OpCo, which are “profits interests” (as described in IRS Revenue Procedure 93-27 and IRS Revenue Procedure 2001-43) in OpCo.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Transferee” has the meaning set forth in the LLC Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a holder of Units) or distribution in respect of one or more Units (a) that occurs after the Closing Date but prior to a Future Exchange of such Units, and (b) to which Section 743(b) or 734(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination, provided that the Corporate Taxpayer may set aside any payment hereunder and defer payment thereof to any TRA Party (only to the extent of the reasonably expected reduction in the Realized Tax Benefit or Realized Tax Detriment, as applicable) until such Determination or a Determination with respect to any Realized Tax Detriment if in the reasonable discretion of the Corporate Taxpayer the full amount of the Realized Tax Benefit or Realized Tax Detriment, as applicable, is not expected to be so realized as a result of such audit. Any such deferred payments shall bear interest at the Agreed Rate.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reference Asset” means an asset that is held by OpCo, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable tax, at the time of a Future Exchange or the Blocker Mergers, as applicable. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, for purposes of the applicable tax, by reference to the tax basis of an asset that is described in the preceding sentence, including for U.S. federal income tax purposes, any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (a) a Basis Schedule, (b) a Tax Benefit Schedule, or (c) the Early Termination Schedule, and, in each case, any amendments thereto.

“SOFR” means with respect to any day, a rate per annum equal to the Secured Overnight Financing Rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s website. In no event will SOFR plus an applicable margin be less than 0% (for example, SOFR with respect to the Early Termination Rate shall not be less than (-4%)).

“Stock Exchange Payment” has the meaning set forth in the Exchange Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Subsidiary Stock” means any stock or other equity interest in any subsidiary entity of OpCo that is treated as a C corporation for United States federal income tax purposes.

“Tax Attributes” has the meaning set forth in the Recitals.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b).

“Tax Benefit Schedule” has the meaning set forth in Section 2.2(a).

“Tax Return” means any return, declaration, report, or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Taxes.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state, local or foreign tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Closing Date.

“Taxes” means any and all United States federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or an alternative basis, and including franchise taxes that are based on or measured with respect to net income or profits, and any interest, penalties, or additions related to such amounts or imposed in respect thereof under applicable law.

“Taxing Authority” shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising tax regulatory authority.

“TRA Party Representative” means, initially, Rory Riggs, and thereafter, if Rory Riggs becomes unable to perform the TRA Party Representative’s responsibilities hereunder or resigns from such position, either (i) a replacement TRA Party Representative selected by Rory Riggs at or prior to the time of such inability or resignation, or (ii) if Rory Riggs has not selected a replacement TRA Party Representative at or prior to the time of such inability or resignation, that TRA Party or a committee of TRA Parties determined from time to time by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early Termination Payments under this Agreement determined as if all TRA Parties directly holding Units had fully exchanged their Units for Class A Shares or other consideration and the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Future Exchange; provided, however, that if the TRA Parties fail to appoint a TRA Party Representative within ninety (90) days of the Corporate Taxpayer’s request in writing to do so, the TRA Party having the right to receive the largest Early Termination Payment (in accordance with this sentence) shall be the TRA Party Representative.

“Trading Day” means a day on which the Trading Market is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Trading Market” means the Nasdaq Stock Market or such other principal United States securities exchange on which Class A Shares are listed, quoted or admitted to trading.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” has the meaning set forth in the LLC Agreement.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (a) the Corporate Taxpayer will have taxable income sufficient to fully utilize the tax items arising from the Tax Attributes (other than any items addressed in clause (b)) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, deductions and other tax items arising from Tax Attributes that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions, further assuming that such applicable future payments would be paid on the due date (including extensions) for filing the Corporate Taxpayer Tax Return for the applicable Taxable Year) in which such deductions would become available, (b) any Blocker NOLs and loss carryovers generated by deductions arising from any Tax Attributes, which Blocker NOLs and/or loss carryovers are available in the Taxable Year that includes such Early Termination Date, will be used by the Corporate Taxpayer on a pro rata basis from the Early Termination Date through (A) the scheduled expiration date of such Blocker NOLs and/or loss carryovers (if any) or (B) if there is no such scheduled expiration date, then the 15th year anniversary of the Early Termination Date, (c) the United States federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, the Assumed Rate will be calculated based on such rates and the apportionment factors applicable in the most recently ended Taxable Year, in each case, except to the extent any change to such tax rates for such Taxable Year has already been enacted into law as of the Early Termination Date, and SOFR that will be in effect for each such Taxable Year will be the rate in effect on the Early Termination Date, (d) any non-amortizable, non-depreciable Reference Assets (other than any Subsidiary Stock) will be disposed of on the fifteenth anniversary of a Future Exchange which gave rise to the applicable Exchange Basis Adjustment and any short-term investments will be disposed of 12 months following the Early Termination Date; provided that, in the event of a Change of Control, such non-amortizable, non-depreciable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth anniversary), (e) any Subsidiary Stock will never be disposed of and (f) if, at the Early Termination Date, there are Units that have not been exchanged, then each such Unit is exchanged in a fully taxable transaction for the Market Value of the Class A Shares that would be transferred if the Future Exchange occurred on the Early Termination Date.

“VWAP” means the daily per share volume-weighted average price of Class A Shares on the Trading Market, as displayed under the heading “Bloomberg VWAP” on the Bloomberg page designated for Class A Shares (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a Class A Share on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per Class A Share, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the Corporate Taxpayer).

Glossary of Defined Terms	Section
Acquired Units	Section 1.1
Actual Tax Liability	Section 1.1
Affiliate	Section 1.1
Agreed Rate	Section 1.1
Agreement	Recital
Amended Schedule	Section 2.3(b)
Assumed Rate	Section 1.1
Attributable	Section 1.1
Basis Schedule	Section 2.1
Beneficially Owned	Section 1.1
Beneficial Owner	Section 1.1
Beneficial Ownership	Section 1.1
Blocker	Section 1.1
Blocker Mergers	Recital
Blocker NOLs	Section 1.1
Blocker Shareholder	Section 1.1
Blocker Stock	Section 1.1
Board	Section 1.1
Business Day	Section 1.1
Cash Exchange Payment	Section 1.1
Change of Control	Section 1.1
Class A Shares	Recital
Closing Date	Section 1.1
Company Merger	Recital
Control	Section 1.1
Corporate Taxpayer	Recital
Corporate Taxpayer Return	Section 1.1
Cumulative Net Realized Tax Benefit	Section 1.1
Default Cap	Section 3.1(a)
Default Rate	Section 1.1
Determination	Section 1.1
Direct Exchange	Recital
Early Termination Date	Section 1.1
Early Termination Effective Date	Section 4.2
Early Termination Notice	Section 4.2
Early Termination Payment	Section 4.3(b)
Early Termination Rate	Section 1.1
Early Termination Schedule	Section 4.2
Exchange Agreement	Recital
Exchange Basis Adjustment	Section 1.1
Exchange Date	Section 1.1
Expert	Section 7.9
Future Exchange	Recital

Glossary of Defined Terms	Section
Hypothetical Tax Liability	Section 1.1
Imputed Interest	Section 1.1
Interest Amount	Section 3.1(b)
IRS	Section 1.1
Joinder Requirement	Section 7.6(a)
LIBOR	Section 1.1
Liquidity Exceptions	Section 4.1(b)
LLC Agreement	Section 1.1
Mandatory Assignment	Section 7.6(c)
Market Value	Section 1.1
Material Objection Notice	Section 4.2
Material Payment Default	Section 4.1(b)
Merger Agreement	Recital
Net Tax Benefit	Section 3.1(b)
Non-Stepped Up Tax Basis	Section 1.1
Non-TRA Portion	Section 2.2(b)
Objection Notice	Section 2.3(a)
OpCo	Recital
Opco Merger Sub	Recital
OpCo PIU	Section 1.1
Other Tax Receivable Obligations	Section 3.3(c)
Payment Date	Section 1.1
Permitted Transferee	Section 1.1
Person	Section 1.1
Pre-Exchange Transfer	Section 1.1
Realized Tax Benefit	Section 1.1
Realized Tax Detriment	Section 1.1
Reconciliation Dispute	Section 7.9
Reconciliation Procedures	Section 2.3(a)
Reference Asset	Section 1.1
Schedule	Section 1.1
Senior Obligations	Section 5.1
SOFR	Section 1.1
Section 754 Election	Recital
Stock Exchange Payment	Section 1.1
Subsidiaries	Section 1.1
Subsidiary Stock	Section 1.1
Taxable Year	Section 1.1
Tax Attributes	Recital
Tax Benefit Payment	Section 1.1
Tax Benefit Schedule	Section 2.2(a)
Taxes	Section 1.1
Taxing Authority	Section 1.1
Tax Return	Section 1.1
TRA Parties	Recital

Glossary of Defined Terms	Section
TRA Party Representative	Section 1.1
TRA Portion	Section 2.2(b)
Treasury Regulations	Section 1.1
Units	Section 1.1
Valuation Assumptions	Section 1.1

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1 Exchange Basis Adjustment. Within one hundred twenty (120) calendar days after the filing of the United States federal income tax return of the Corporate Taxpayer for the Taxable Year that includes the Closing Date and each Taxable Year thereafter while this Agreement (or any amended and/or restated version thereof) remains in effect, the Corporate Taxpayer shall deliver to each TRA Party who received (or is deemed to receive) cash or Class A Shares in such Taxable Year pursuant to a Future Exchange, as applicable, and, with respect to the Taxable Year that includes the Closing Date, to each Blocker Shareholder, a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (a) the actual tax basis and the Non-Stepped Up Tax Basis of the Reference Assets as of the Closing Date or the applicable Exchange Date (as applicable) occurring during such Taxable Year, (b) the Exchange Basis Adjustment with respect to the Reference Assets Attributable to such TRA Party as a result of the Future Exchanges effected in such Taxable Year and prior Taxable Years by such TRA Party, calculated in the aggregate, (c) the Blocker NOLs Attributable to such TRA Party for the Taxable Year of the Closing, if any, (d) the period (or periods) over which the Reference Assets are amortizable and/or depreciable and (e) the period (or periods) over which each Exchange Basis Adjustment in respect of such TRA Party is amortizable and/or depreciable, in each case, with respect to schedules provide to the TRA Party Representative calculated in the aggregate for all TRA Parties and with respect to schedules provided to a TRA Party, calculated with respect to the TRA Party to which such Basis Schedule is delivered. Each TRA Party shall bear no costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit Schedules for each TRA Party in compliance with this Agreement, as well as the procedures set forth in Section 2.3(b), if applicable. Each Basis Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within one hundred and twenty (120) calendar days after the filing of the United States federal income tax return of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment Attributable to a TRA Party, the Corporate Taxpayer shall provide to such TRA Party a schedule showing, in reasonable detail necessary to perform the calculations required by this Agreement, the calculation of the Tax Benefit Payment (and any Realized Tax Benefit or Realized Tax Detriment) or the lack of a Tax Benefit Payment (and any Realized Tax Detriment), as applicable, Attributable to such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. Subject to Section 3.3(a), the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. For the avoidance of doubt, the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by the Corporate Taxpayer for the Units acquired in a Future Exchange or Blocker Merger. Carryovers or carrybacks of any Tax item attributable to the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of United States state and local and foreign income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to any Tax Attribute (“TRA Portion”) and another portion that is not (“Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized, to the extent available, prior to the amount of any TRA Portion, to the extent available (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3). The parties agree that (i) all Tax Benefit Payments (other than Imputed Interest) made to TRA Parties that exchanged shares of a Blocker for Class A Shares of the Corporate Taxpayer in a Blocker Merger will be treated as non-qualifying property or money received in the Blocker Merger for purposes of Sections 356 of the Code, (ii) all Tax Benefit Payments (other than the portion of Tax Benefit Payments treated as Imputed Interest) made to transferors in a Future Exchange will be treated as subsequent upward purchase price adjustments that have the effect of creating additional Exchange Basis Adjustments to Reference Assets for the Corporate Taxpayer in the Taxable Year of payment, (iii) as a result, such additional Exchange Basis Adjustments described in clause (ii) will be incorporated into the calculation for the Taxable Year of the applicable payment and into the calculations for subsequent Taxable Years, as appropriate, (iv) the Actual Tax Liability shall take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest under applicable law and (v) the liability for U.S. federal income Taxes of the Corporate Taxpayer and the amount of taxable income of the Corporate Taxpayer for U.S. federal income tax purposes as determined for purposes of calculating the Actual Tax Liability and the Hypothetical Tax Liability shall include, without duplication, such U.S. federal income liability for Taxes and such U.S. federal taxable income that is economically borne by or allocated to the Corporate Taxpayer as a result of the provisions of Sections 5.06 and 5.07 of the LLC Agreement; provided, however, that such liability for Taxes and such taxable income shall be included in the Hypothetical Tax Liability and the Actual Tax Liability subject to the adjustments and assumptions set forth in the definitions thereof and, to the extent any such amount is taken into account on an Amended Schedule, such amount shall adjust a Tax Benefit Payment, as applicable, in accordance with Section 2.3(b).

(c) Administrative Assumptions. For the avoidance of doubt, the Corporate Taxpayer shall be entitled to make reasonable simplifying assumptions in making determinations contemplated by this Agreement, including reasonable assumptions regarding basis recovery periods based on available balance sheet information (and the parties hereby agree that that the Corporate Taxpayer’s determination of the Realized Tax Benefit and Realized Tax Detriment with respect to U.S. state and local Taxes may or may not take into account jurisdiction-specific U.S. state and local adjustments to the U.S. federal taxable income base or to the U.S. federal rules regarding the utilization of tax attribute carryovers based on the administrative burden of such calculation, as reasonably determined by the Corporate Taxpayer after consultation with its accounting and tax advisors and the TRA Party Representative). Notwithstanding anything to the contrary, to the extent the Corporate Taxpayer reasonably determines (in consultation with its accounting and tax advisors and the TRA Party Representative) that the administrative burden and costs associated with calculating the Tax Attributes with respect to any subsidiary of OpCo would materially outweigh the Tax Benefit Payment attributable to such Tax Attributes, the Corporate Taxpayer shall be permitted to determine that such Tax Attributes shall not be treated as Tax Attributes for all purposes of this Agreement.

Section 2.3 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party supporting schedules, valuation reports, if any, and work papers, as determined by the Corporate Taxpayer or reasonably requested by such TRA Party, providing reasonable detail regarding data and calculations that were relevant for the preparation of the Schedule, and (y) allow the TRA Party Representative and its advisors reasonable access to the appropriate representatives at the Corporate Taxpayer or its advisors, as determined by the Corporate Taxpayer, at the relevant accounting firm that prepared the applicable Schedule, if applicable, in connection with the review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that each Tax Benefit Schedule or Early Termination Schedule delivered to a TRA Party, together with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability (the “with” calculation), the Hypothetical Tax Liability (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days from such date provides the Corporate Taxpayer with notice of an objection to such Schedule or amendment setting forth in reasonable detail the basis of such objection (“Objection Notice”) or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto shall become binding on the date such waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the reconciliation procedures described in Section 7.9 of this Agreement (the “Reconciliation Procedures”). The TRA Party Representative will represent the interests of each of the TRA Parties and shall raise and pursue, in accordance with this Section 2.3(a), any objection to a Schedule or amendment thereto timely given in writing to the TRA Party Representative by a TRA Party unless the TRA Party Representative determines in its sole discretion that such objection is unlikely to be accepted.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust an applicable Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each TRA Party within thirty (30) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence. In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a) or, if applicable, Section 7.9, (A) the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs, and (B) as a result of the foregoing, any increase of the Net Tax Benefit attributable to an Amended Schedule shall accrue the Interest Amount (or any other interest hereunder) after the due date (without extensions) for filing the United States federal income tax return of the Corporate Taxpayer for the Taxable Year in which the amendment actually occurs.

Section 2.4 Tax Classifications; Elections.

(a) Exchange Basis Adjustments. The parties to this Agreement acknowledge and agree to treat (A) to the fullest extent permitted by law each Direct Exchange as giving rise to Exchange Basis Adjustments and (B) to the fullest extent permitted by law each other Future Exchange using cash or Class A Shares contributed to OpCo by the Corporate Taxpayer as a direct purchase of Units by the Corporate Taxpayer from the applicable TRA Party pursuant to Section 707(a)(2)(B) of the Code and as giving rise to Exchange Basis Adjustments.

(b) Section 754 Election. For the Taxable Year that includes the date hereof and for each Taxable Year in which a Future Exchange occurs and with respect to which the Corporate Taxpayer has obligations under this Agreement, the Corporate Taxpayer, in its capacity as the sole managing member of OpCo, shall ensure that OpCo and each of OpCo’s direct and indirect Subsidiaries that is treated as a partnership for United States federal income tax purposes (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) have in effect (and with respect to any Subsidiary that is not wholly-owned, OpCo shall use commercially reasonable efforts to cause such Subsidiary to have in effect) an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each such Taxable Year to the extent eligible to make such election.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a), or, if applicable, Section 7.9, the Corporate Taxpayer shall pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to such TRA Party. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party. The payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including federal estimated income tax payments. Notwithstanding anything to the contrary in this Agreement, with respect to each Future Exchange by or with respect to any TRA Party, if such TRA Party notifies the Corporate Taxpayer in writing of a stated maximum selling price (within the meaning of Treasury Regulations Section 15A.453-1(c)(2)), then the aggregate Tax Benefit Payments to such TRA Party in respect of such Future Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.

(b) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest (to the extent permitted by applicable law and other than amounts accounted for as Imputed Interest) but instead shall be treated as additional consideration for the applicable Blocker Merger or Future Exchange, unless otherwise required by law. Subject to Section 3.3(a), the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts); provided that if there is no such excess (or a deficit exists) no TRA Party shall be required to make a payment (or return a payment) to the Corporate Taxpayer in respect of any portion of any Tax Benefit Payment previously paid by the Corporate Taxpayer to such TRA Party. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return with respect to Taxes for such Taxable Year until the Payment Date under Section 3.1(a). The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each Blocker Merger and each Future Exchange. The Net Tax Benefit and the Interest Amount with respect to each Future Exchange shall be determined on a Unit by Unit basis by reference to the resulting Exchange Basis Adjustment to the Corporate Taxpayer.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will result in the payments specified in Section 3.1 being made to the TRA Parties and will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3 Pro Rata Payments; Coordination of Benefits With Other Tax Receivable Agreements.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporate Taxpayer with respect to the Tax Attributes is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit for the Corporate Taxpayer shall be allocated among all TRA Parties eligible for Tax Benefit Payments under this Agreement in proportion to the respective amounts of Net Tax Benefit that would have been allocated to each such TRA Party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

(b) If for any reason (including as contemplated by Section 3.3(a)) the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible for Tax Benefit Payments under this Agreement in proportion to the relative amounts of Tax Benefit Payments that would have been allocable to each TRA Party if the Corporate Taxpayer had sufficient cash available to make such Tax Benefit Payments and (ii) no Tax Benefit Payment shall be made in respect of any subsequent Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(c) Any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank senior in right of payment to any principal, interest or other amounts due and payable in respect of any similar agreement (“Other Tax Receivable Obligations”). The effect of any other similar agreement shall not be taken into account in respect of any calculations made hereunder.

Section 3.4 Overpayments. To the extent the Corporate Taxpayer makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year (taking into account Section 3.3) under the terms of this Agreement, then such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess. For clarity, the operation of this Section 3.4 with respect to any particular TRA Party shall not affect the rights or obligations of any other TRA Party under this Agreement.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination and Breach of Agreement.

(a) The Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the Units held by the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate upon the receipt of the entire Early Termination Payment by all TRA Parties and payments described in the next sentence, if any and provided further that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the entire Early Termination Payment by the Corporate Taxpayer to all of the TRA Parties, none of the TRA Parties or the Corporate Taxpayer shall have any further payment rights or obligations under this Agreement, other than for any (i) Tax Benefit Payment due and payable that remains unpaid as of the Early Termination Date and as of the date of payment of the Early Termination Payment and (ii) any Tax Benefit Payment due for the Taxable Year ending immediately prior to, ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (i) or this clause (ii) are included in the Early Termination Payment). If a Future Exchange occurs after the Early Termination Date, the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Future Exchange other than the obligations under this Section 4.1.

(b) In the event that the Corporate Taxpayer (1) materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code (or other similar law), all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of such breach, (ii) any Tax Benefit Payment in respect of a TRA Party agreed to by the Corporate Taxpayer and such TRA Party as due and payable but unpaid as of the date of such breach, and (iii) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending immediately prior to, with or including the date of such breach (except to the extent included in clause (i) or clause (ii)); provided, that procedures similar to the procedures of Section 4.3(b) shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches a material obligation under this Agreement (and, in the case of a breach of a material obligation other than a Material Payment Default, does not cure such breach reasonably promptly upon written notice thereof), each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (i), (ii) and (iii) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement on the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement if the TRA Party Representative provides written notice of breach of a material obligation to the Corporate Taxpayer and such breach has not been remedied within three (3) months of the date of such notice (such breach, a “Material Payment Default”), and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer (x) has insufficient funds, or cannot make such payment as a result of obligations imposed in connection with any Senior Obligations, and cannot take commercially reasonable actions to obtain sufficient funds, to make such payment or (y) would become insolvent as a result of making such payment (in each case, as determined by the Board in good faith) (clause (x) and this clause (y) together, the “Liquidity Exceptions”); provided that the interest provisions of Section 5.2 shall apply to such late payment and any such payment obligation shall nonetheless accrue for the benefit of the TRA Parties and the Corporate Taxpayer shall make such payment at the first opportunity that the Liquidity Exceptions do not apply, and provided, further, that if the Liquidity Exceptions apply and the Corporate Taxpayer declares or pays any dividend of cash to its shareholders while any Tax Benefit Payment is due and payable and remains unpaid, then the Liquidity Exceptions shall no longer apply. In the case of a breach of a material obligation other than a Material Payment Default, the Corporate Taxpayer will not be considered to have breached such obligation for purposes of this Section 4.1(b) until the Corporate Taxpayer shall have been provided by the TRA Party Representative a written notice of, and a reasonable opportunity to cure, such breach and shall have failed to cure such breach.

(c) In the event of a Change of Control, all obligations hereunder will be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, without duplication, (1) the Early Termination Payments calculated with respect to the TRA Parties as if the Early Termination Date is the date of such Change of Control, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the date of such Change of Control, and (3) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending immediately prior to, with or including the date of such Change of Control (except to the extent included in clause (1) or clause (2)). In the event of a Change of Control, (i) the TRA Parties shall be entitled to receive the amounts set forth in clauses (1), (2) and (3) of the preceding sentence, (ii) any Early Termination Payment described in the preceding sentence shall be calculated utilizing the Valuation Assumptions by substituting the phrase “date of a Change of Control” in each place “Early Termination Date” appears and (iii) Section 4.2 and Section 4.3 shall apply, mutatis mutandis, with respect to payments to the TRA Parties upon the Change of Control. Upon payment by the Corporate Taxpayer of the full amount prescribed by this Section 4.1(c) pursuant to a Change of Control, the Corporate Taxpayer shall have no further payment obligations under this Agreement.

Section 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination in accordance with Section 4.1(a) above, the Corporate Taxpayer shall deliver to each TRA Party a notice (the “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all TRA Parties are treated as having received such Schedule or amendment thereto under Section 7.1 unless, prior to such thirtieth calendar day, the TRA Party Representative (a) provides the Corporate Taxpayer with written notice of a material objection to such Schedule made in good faith and setting forth in reasonable detail the basis for such objection (“Material Objection Notice”) or (b) provides a written waiver of such right of a Material Objection Notice, in which case such Schedule will become binding on the date the waiver is received by the Corporate Taxpayer (the “Early Termination Effective Date”). If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule shall become binding in accordance with Section 7.9.

Section 4.3 Payment upon Early Termination.

(a) Within three (3) Business Days after the Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by each TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party.

(b) “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that (i) the Valuation Assumptions in respect of such TRA Party are applied, (ii) for each Taxable Year, the Tax Benefit Payment is paid on the last day of such Taxable Year and (iii) for purposes of calculating the Early Termination Rate, SOFR shall be SOFR as of the date of the Early Termination Notice. For the avoidance of doubt, an Early Termination Payment shall be made to each applicable TRA Party regardless of whether such TRA Party has exchanged all of its Units as of the Early Termination Effective Date.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”), shall rank senior in right of payment to any principal, interest or other amounts due and payable in respect of any Other Tax Receivable Obligation, and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations or Other Tax Receivable Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations and Section 5.2 shall apply to such payment. To the extent the Corporate Taxpayer or its Subsidiaries (including OpCo and its Subsidiaries) incur, create or assume any Senior Obligations after the date hereof, the Corporate Taxpayer shall not, and shall cause its Subsidiaries to not, agree to any provision that restricts in any material respect the amounts payable hereunder if a principal purpose of the Corporate Taxpayer agreeing to such provision is to circumvent the payment of amounts payable hereunder.

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided in this Agreement, the Merger Agreement or the LLC Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporate Taxpayer and OpCo, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the TRA Party Representative in writing of the commencement of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo or any of OpCo’s Subsidiaries by a Taxing Authority the outcome of which is reasonably expected to significantly and adversely affect the rights and obligations of a TRA Party under this Agreement, and shall provide to the TRA Party Representative (at its sole cost and expense) reasonable opportunity to participate in or provide information and other input to the Corporate Taxpayer, OpCo and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and OpCo shall not be required to take any action requested by the TRA Party Representative that is inconsistent with any provision of the LLC Agreement or the Merger Agreement.

Section 6.2 Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause their respective Affiliates to report for all purposes, including United States federal, state, local and foreign tax purposes and financial reporting purposes, all tax-related items (including the Exchange Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that set forth in this Agreement or specified by the Corporate Taxpayer in any Schedule (or Amended Schedule, as applicable) required to be provided by or on behalf of the Corporate Taxpayer under this Agreement that is final and binding on the parties unless otherwise required by law. The Corporate Taxpayer shall (and shall cause OpCo and its other Subsidiaries to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this Agreement) to defend the tax treatment contemplated by this Agreement and any Schedule (or Amended Schedule, as applicable) in any audit, contest or similar proceeding with any Taxing Authority.

Section 6.3 Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse each such TRA Party for any reasonable third-party costs and expenses incurred pursuant to this Section (excluding any costs or expenses which OpCo is obligated to bear pursuant to the LLC Agreement or the Merger Agreement) .

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

Cibus, Inc.

6455 Nancy Ridge Drive

San Diego, CA 92121

Attention: Rory Riggs, Chief Executive Officer, and Wade King, MD, Chief Financial

Officer

E-mail: [***] and [***]

with a copy (which shall not constitute notice) to:

Jones Day

4655 Executive Drive, Suite 1500

San Diego, CA 92121-3134

Attention: Cameron A. Reese

E-mail: [***]

and

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Stuart Leblang and Jonathan Pavlich

Email: [***] and [***]

If to the TRA Parties, to the address and other contact information set forth in the records of OpCo from time to time.

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. No party shall raise the use of e-mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail as a defense to the formation or enforceability of a contract and each party forever waives any such defense.

Section 7.3 Entire Agreement; Third Party Beneficiaries. This Agreement (together with all Exhibits and Schedules to this Agreement), the Merger Agreement (together with the transaction documents contemplated thereby), the LLC Agreement, and the Confidentiality Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) Each TRA Party may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer (the “Joinder Requirement”), agreeing to become a TRA Party for all purposes of this Agreement. If any TRA Party sells, exchanges, distributes, or otherwise transfers Units to any Person (other than the Corporate Taxpayer or the OpCo) in accordance with the terms of the Exchange Agreement and/or LLC Agreement, such TRA Party shall have the option to assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units; provided, further, that such transferee has satisfied the Joinder Requirement. For the avoidance of doubt, if a TRA Party transfers Units in accordance with the terms of the Exchange Agreement and/or LLC Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such TRA Party shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Future Exchange of such Units and such transferee may not enforce the provisions of this Agreement. Notwithstanding any other provision of this Agreement, an assignee of only rights to receive a Tax Benefit Payment in connection with a Future Exchange has no rights under this Agreement other than to enforce its right to receive a Tax Benefit Payment pursuant to this Agreement. The Corporate Taxpayer may not assign any of its rights or obligations under this

Agreement to any Person (other than in connection with a Mandatory Assignment) without the prior written consent of the TRA Party Representative (not to be unreasonably withheld, conditioned or delayed). Any purported assignment in violation of the terms of this Section 7.6 shall be null and void. The implementation of this Section 7.6(a) is intended to be a “book entry system” as defined in Treasury Regulations Section 5f.103-1(c), and this Section 7.6(a) shall be interpreted consistently therewith, so that rights under this Agreement are at all times maintained in “registered form” for purposes of the Code and Treasury Regulations. The Corporate Taxpayer shall maintain a register of any Person entitled to payments under this Agreement, and no Person shall be entitled to any payment under this Agreement unless such Person’s name appears on such register.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporate Taxpayer and by the TRA Party Representative and no provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective (or, in the case of a waiver by all TRA Parties, signed by the TRA Party Representative); provided that no such amendment or waiver shall be effective if such amendment or waiver will have a disproportionate and adverse effect on the payments certain TRA Parties will or may receive under this Agreement unless such amendment or waiver is consented in writing by the TRA Parties disproportionately and adversely affected who would be entitled to receive at least majority of the total amount of the Early Termination Payments payable to all TRA Parties disproportionately and adversely affected hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Future Exchange prior to such amendment or waiver (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Future Exchange).

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place (any such assignment, a “Mandatory Assignment”).

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Waiver of Jury Trial, Jurisdiction.

(a) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS

ESTABLISHED AMONG THE PARTIES HEREUNDER. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(b) Subject to Section 7.9, each of the parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any action, suit or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of such action, suit or proceeding shall be heard and determined in any such court and agrees not to bring any action, suit or proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 7.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action, suit or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in this Section 7.8 and such parties agree not to plead or claim the same.

Section 7.9 Reconciliation. In the event that the Corporate Taxpayer and the TRA Party Representative are unable to resolve a disagreement with respect to the matters (x) governed by Section 2.3 and 4.2 or (y) described in the definition of “SOFR” within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the TRA Party Representative agree in writing otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer, the TRA Party Representative, any relevant TRA Party or other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the TRA Party Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Party Representative’s position, in which case the Corporate Taxpayer shall reimburse the TRA Party Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case the TRA Party Representative shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Corporate Taxpayer and its agents shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law; provided, however, that the Corporate Taxpayer shall use commercially reasonable efforts to notify and shall reasonably cooperate with the applicable TRA Party prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than any deduction or withholding required by reason of such TRA Party’s failure to comply with the last sentence of this Section 7.10) are required under applicable law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable law, such deduction and withholding. To the extent that amounts are so withheld and timely paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. Each TRA Party shall promptly provide the Corporate Taxpayer with any applicable tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested by the Corporate Taxpayer in connection with determining whether any such deductions and withholdings are required under the Code or any provision of state, local or foreign tax law.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated, consolidated, combined or unitary group of corporations that files a consolidated, combined or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign tax law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated, combined or unitary taxable income of the group as a whole.

(b) If any Person the income of which is included in the income of the Corporate Taxpayer or the Corporate Taxpayer’s affiliated or consolidated group transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code or any corresponding provisions of state, local or foreign tax law and which such entity’s income is not included in the income of the Corporate Taxpayer or the Corporate Taxpayer’s affiliated or consolidated group, such Person, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset (as determined by an independent expert mutually agreed upon by the Corporate Taxpayer and the TRA Party Representative, unless such condition is waived by the TRA Party Representative) on a gross basis, i.e., disregarding (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. The transactions described in this Section 7.11(b) shall be taken into account in determining the Realized Tax Benefit or Realized Tax Detriment, as applicable, for such Taxable Year based on the income, gain or loss deemed allocated to the Corporate Taxpayer using the Non-Stepped Up Tax Basis of the Reference Assets in calculating its Hypothetical Tax Liability for such Taxable Year and using the actual tax basis of the Reference Assets in calculating its Actual Tax Liability, determined using the “with and without” methodology. Thus, for example, in determining the Hypothetical Tax Liability of the Corporate Taxpayer the taxable income of the Corporate Taxpayer shall be determined by treating OpCo as having sold the applicable Reference Asset for its fair market value, recovering any basis applicable to such Reference Asset (using the Non-Stepped Up Tax Basis), while the Actual Tax Liability of the Corporate Taxpayer would be determined by recovering the actual tax basis of the Reference Asset that reflects any Exchange Basis Adjustments. For purposes of this Section 7.11, a transfer of a partnership interest (including, for the avoidance of doubt, a Unit) or an election by any Person the income of which is included in the income of Corporate Taxpayer to be treated as a corporation for U.S. federal income tax purposes (or other applicable provisions of state and local and non-U.S. tax laws) shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

Section 7.12 Confidentiality.

(a) Each TRA Party and each of their respective assignees acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in confidence in accordance with this Agreement, and not disclose to any Person, any confidential matters acquired pursuant to this Agreement of the Corporate Taxpayer and its Affiliates and successors, concerning OpCo and its Affiliates and successors or the holders of Units, learned by the TRA Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known, (ii) the disclosure of information to the extent necessary for the TRA Party to assert its rights hereunder or defend itself in connection with any action or proceeding arising out of, or relating to, this Agreement, (iii) any information that was in the possession of, or becomes available to, the TRA Party from a source other than the Corporate Taxpayer, its Affiliates or its or their respective representatives (provided that such source is not known by the TRA Party to be bound by a legal, contractual or fiduciary confidentiality obligation not to disclose such information) and (iv) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any governmental or taxing authority or to prosecute or defend any action, proceeding or audit by any governmental or taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons the tax treatment and tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Party relating to such tax treatment and tax structure.

(b) If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to seek to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Corporate Taxpayer or any of its Affiliates and that money damages alone will not provide an adequate remedy. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by the TRA Party upon any Future Exchange by such TRA Party to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for United States federal income tax purposes or would have other material adverse tax consequences to such TRA Party, then at the election of such TRA Party and to the extent specified by such TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to a Future Exchange by such TRA Party occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner determined by such TRA Party; provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.14 Independent Nature of TRA Parties’ Rights and Obligations. The obligations of each TRA Party hereunder are several and not joint with the obligations of any other TRA Party, and no TRA Party shall be responsible in any way for the performance of the obligations of any other TRA Party hereunder. The decision of each TRA Party to enter into this Agreement has been made by such TRA Party independently of any other TRA Party. Nothing contained herein, and no action taken by any TRA Party pursuant hereto, shall be deemed to constitute the TRA Parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Corporate Taxpayer acknowledges that the TRA Parties are not acting in concert or as a group, and the Corporate Taxpayer will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

Section 7.15 TRA Party Representative.

(a) Without further action of any of the Corporate Taxpayer, the TRA Party Representative or any TRA Party, and as partial consideration in respect of the benefits conferred by this Agreement, the TRA Party Representative is hereby irrevocably constituted and appointed as the TRA Party Representative, with full power of substitution, to take any and all actions and make any decisions required or permitted to be taken by the TRA Party Representative under this Agreement. The TRA Party Representative agrees that with respect to any material notice, information or other communication it receives from the Corporate Taxpayer in its capacity as a TRA Party Representative, it will promptly share such notice, information or communication with each TRA Party.

(b) If at any time the TRA Party Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Corporate Taxpayer from the TRA Party Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the TRA Party Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Corporate Taxpayer shall reduce the future payments (if any) due to the TRA Parties hereunder pro rata by the amount of such expenses which it shall instead remit directly to the TRA Party Representative (provided that, for applicable tax purposes, such amounts will be deemed to be distributed first to the TRA Parties and then paid over to the TRA Party Representative by the TRA Parties). In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the TRA Party Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt but without limiting the provisions of this Section 7.15(b), it may do so at any time and from time to time in its sole discretion).

(c) The TRA Party Representative shall not be liable to any TRA Party for any act of the TRA Party Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such TRA Party as a proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment). The TRA Party Representative shall not be liable for, and shall be indemnified by the TRA Parties (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the TRA Party Representative (and any cost or expense incurred by the TRA Party Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, and such liability, loss, damage, penalty, fine, cost or expense shall be treated as an expense subject to reimbursement pursuant to the provisions of subsection (b) above, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment); provided, however, in no event shall any TRA Party be obligated to indemnify the TRA Party Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such TRA Party hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such TRA Party.

(d) Subject to Section 7.6(b), a decision, act, consent or instruction of the TRA Party Representative shall constitute a decision of all TRA Parties and shall be final, binding and conclusive upon each TRA Party, and the Corporate Taxpayer may rely upon any decision, act, consent or instruction of the TRA Party Representative as being the decision, act, consent or instruction of each TRA Party. The Corporate Taxpayer is hereby relieved from any liability to any person for any acts done by the Corporate Taxpayer in accordance with any such decision, act, consent or instruction of the TRA Party Representative.

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IN WITNESS WHEREOF, the Corporate Taxpayer, the TRA Party Representative and each TRA Party have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:

CIBUS, INC.

By:	/s/ Rory Riggs
Name:	Rory Riggs
Title:	Chief Executive Officer

[Signature Page – Tax Receivable Agreement]

IN WITNESS WHEREOF, the Corporate Taxpayer, the TRA Party Representative and each TRA Party have duly executed this Agreement as of the date first written above.

TRA PARTY REPRESENTATIVE:

RORY RIGGS

/s/ Rory Riggs

[Signature Page – Tax Receivable Agreement]

IN WITNESS WHEREOF, the Corporate Taxpayer, the TRA Party Representative and each TRA Party have duly executed this Agreement as of the date first written above.

TRA PARTIES:

BAKER FAMILY HOLDING

By:	/s/ Brian Baker
Name:	Brian Baker
Title:	Duly Authorized Representative

[Signature Page – Tax Receivable Agreement]

BARRY HABIB

/s/ Barry Habib

[Signature Page – Tax Receivable Agreement]

BARRY HABIB 2022 TRUST

By:	/s/ Barry Habib
Name:	Barry Habib
Title:	Trustee

[Signature Page – Tax Receivable Agreement]

BARRY M. FOX

/s/ Barry M. Fox

[Signature Page – Tax Receivable Agreement]

BDTCP INVESTMENTS 2022, LLC

By:	/s/ Michael Burns
Name:	Michael Burns
Title:	Vice President and Treasurer

[Signature Page – Tax Receivable Agreement]

BENJAMIN S. BUTCHER

/s/ Benjamin S. Butcher

[Signature Page – Tax Receivable Agreement]

BWK INVESTMENTS, LLC (BAKER BROS)

By:	/s/ Brian Baker
Name:	Brian Baker
Title:	Duly Authorized Representative

[Signature Page – Tax Receivable Agreement]

DELTA III PARTNERS, LLC

By:	/s/ Mark Finn
Name:	Mark Finn
Title:	Managing Member

[Signature Page – Tax Receivable Agreement]

DG FAMILY TRUST

By:	/s/ Andrew J. Guff
Name:	Andrew J. Guff
Title:	Trustee

[Signature Page – Tax Receivable Agreement]

DJG ASSOCIATED LLC

By:	/s/ Andrew J. Guff
Name:	Andrew J. Guff
Title:	Signatory

[Signature Page – Tax Receivable Agreement]

GARY P. GALLAGHER

/s/ Gary P. Gallagher

[Signature Page – Tax Receivable Agreement]

GODNEY HOLDINGS, LLC

By:	/s/ Richard Warburg
Name:	Richard Warburg
Title:	Manager

[Signature Page – Tax Receivable Agreement]

HARRY GLORIKIAN

/s/ Harry Glorikian

[Signature Page – Tax Receivable Agreement]

HEIDEL FAMILY TRUST

By:	/s/ Stephen Heidel
Name:	Stephen Heidel
Title:	Trustee

[Signature Page – Tax Receivable Agreement]

INCANDESCENT LLC

By:	/s/ Niko Canner
Name:	Niko Canner
Title:	Chief Executive Officer

[Signature Page – Tax Receivable Agreement]

JG FAMILY TRUST

By:	/s/ Jessica Guff
Name:	Jessica Guff
Title:	Trustee

[Signature Page – Tax Receivable Agreement]

JOHN F. MAULDIN

/s/ John F. Mauldin

[Signature Page – Tax Receivable Agreement]

JOHN LEWIS

/s/ John Lewis

[Signature Page – Tax Receivable Agreement]

JOHN P. & KELLYN KRUEGER

/s/ John P. Krueger

/s/ Kellyn Krueger

[Signature Page – Tax Receivable Agreement]

KEITH A. WALKER

/s/ Keith A. Walker

[Signature Page – Tax Receivable Agreement]

KEVIN BARR

/s/ Kevin Barr

[Signature Page – Tax Receivable Agreement]

MARK FINN

/s/ Mark Finn

[Signature Page – Tax Receivable Agreement]

MKF FAMILY LLC

By:	/s/ Mary Ford
Name:	Mary Ford
Title:	Chief Executive Officer

[Signature Page – Tax Receivable Agreement]

NEW VENTURES AGTECH SOLUTIONS, LLC

By:	/s/ Jonathan Finn
Name:	Jonathan Finn
Title:	Managing Member

[Signature Page – Tax Receivable Agreement]

NICKELSON PROPERTIES LP

By:	/s/ Donald Nickelson
Name:	Donald Nickelson
Title:	General Partner

[Signature Page – Tax Receivable Agreement]

PETER BEETHAM

/s/ Peter Beetham

[Signature Page – Tax Receivable Agreement]

PETER S. VOSS

/s/ Peter S. Voss

[Signature Page – Tax Receivable Agreement]

RORY RIGGS

/s/ Rory Riggs

[Signature Page – Tax Receivable Agreement]

RORY RIGGS FAMILY TRUST

By:	/s/ Margaret Crotty
Name:	Margaret Crotty
Title:	Trustee

[Signature Page – Tax Receivable Agreement]

SMITH BROWN LLC (KATIE FORD)

By:	/s/ Mary Ford
Name:	Mary Ford
Title:	Managing Partner

[Signature Page – Tax Receivable Agreement]

STACEY NICHOLAS TRUST UTD JUNE 6, 2006

By:	/s/ James Parks
Name:	James Parks
Title:	Trustee

[Signature Page – Tax Receivable Agreement]

THE WARREN & GAIL HALL TRUST

By:	/s/ Gail Hall
Name:	Gail Hall
Title:	Trustee

[Signature Page – Tax Receivable Agreement]

THOMAS H. BISHOP

/s/ Thomas H. Bishop

[Signature Page – Tax Receivable Agreement]

WADE KING

/s/ Wade King

[Signature Page – Tax Receivable Agreement]

WILL WILL LLC

By:	/s/ Gerard Ford Jr.
Name:	Gerard Ford Jr.
Title:	Manager

[Signature Page – Tax Receivable Agreement]

WILLIAM C. EACHO REVOCABLE TRUST

By:	/s/ William Eacho
Name:	William Eacho
Title:	Trustee

[Signature Page – Tax Receivable Agreement]